Exhibit 10.1
TENNECO INC. THREE YEAR
LONG TERM PERFORMANCE UNIT AWARD AGREEMENT
(2010-2012 Performance Period)
March [__], 2010
Dear Participant:
Pursuant to the provisions of the Tenneco Inc. (the “Company”) 2006 Long-Term Incentive Plan (as the same has been and may be amended from time to time, the “Plan”), you were granted an Award (the “Award”) of Performance Units (the “Units”), on March [ ___], 2010 as specified below:

Participant:	[ ]

Performance Period:	January 1, 2010 to December 31, 2012

Target Value of Award:	$[ ] (the “Total Target Value”)

Earning of Award:	50% based on Relative TSR performance
30% based on Cumulative EBITDA performance
20% based on Cumulative FCF performance
Capitalized terms used and not otherwise defined in this Award shall have the respective meanings assigned to them under the Plan.
1. Relative TSR Performance.
     (a) Earning of Award. For purposes hereof, your “TSR Target Value” is 50% of your Total Target Value. The extent to which you will earn your TSR Target Value is based on the Company TSR Percentile Ranking for the Performance Period based on the following chart:

Company TSR Percentile Ranking	Percent of TSR Target Value Earned
> 75th	200% (maximum)
50th	100% (target)
40th	50% (threshold)
<40th	0%
Interpolation shall be used to determine the Percent of TSR Target Value Earned in the event the Company TSR Percentile Ranking does not fall directly on one of the ranks listed in the above chart. The Company TSR Percentile Ranking will be determined as set forth in Section 1(c) below.
     (b) Calculation of TSR.

“TSR”	=	Change in Stock Price + Dividends Paid
Beginning Stock Price

(i)	Beginning Stock Price shall mean the average of the Closing Prices for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

(ii)	Ending Stock Price shall mean the average of Closing Prices for each of the last twenty (20) trading days of the Performance Period;

(iii)	Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;

(iv)	Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;

(v)	Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one share of stock for a particular trading day; and

(vi)	In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.
     (c) Calculation of Company TSR Percentile Ranking.
(i) The Company TSR Percentile Ranking is computed by (A) computing the Company’s TSR for the Performance Period and (b) computing the TSR for the Performance Period of each company that was in the S&P 500 Index as of the end of the Performance Period (the “S&P Group”), provided that if a company declares bankruptcy at any time during the Performance Period, the company will be removed from the S&P Group, and if a company does not have publicly reported stock prices for the whole Performance Period, the company will be removed from the S&P Group. The Company TSR Percentile Ranking is the percentage of TSRs of the S&P Group calculated that are lower than the Company’s TSR (e.g., if the Company’s TSR is greater than 75% of the TSRs of the members of the S&P Group, the Company TSR Percentile Ranking is the 75th percentile).
2. Cumulative EBITDA Performance.
     (a) Earning of Award. For purposes hereof, your “EBITDA Target Value” is 30% of your Total Target Value. The extent to which you will earn your EBITDA Target Value is based on the Cumulative EBITDA for the Performance Period against the Cumulative EBITDA Target established by the Committee for the Performance Period based on the following chart:

Cumulative EBITDA as Percentage of
Cumulative EBITDA Target	Percent of EBITDA Target Value Earned
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
<80%	0%

Interpolation shall be used to determine the Percent of EBITDA Target Value Earned in the event Cumulative EBITDA as Percentage of Cumulative EBITDA Target does not fall directly on one of the percentages listed in the above chart. . The Cumulative EBITDA will be determined as set forth in Section 2(b) below.
     (b) Calculation of Cumulative EBITDA.
(i)	The Company’s Cumulative EBITDA means the sum of the Company’s EBITDA for each of the three fiscal years included in the Performance Period.

(ii)	EBITDA means the Company’s earnings before interest, taxes, depreciation, amortization and noncontrolling interests, adjusted for (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures.
3. Cumulative FCF Performance.
     (a) Earning of Award. For purposes hereof, your “FCF Target Value” is 20% of your Total Target Value. The extent to which you will earn your FCF Target Value is based on the achievement by the Company of Cumulative FCF for the Performance Period against the Cumulative FCF Target established by the Committee for the Performance Period based on the following chart:

Cumulative FCF as Percentage of
Cumulative FCF Target	Percent of FCF Target Value Earned
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
<80%	0%
Interpolation shall be used to determine the Percent of FCF Target Value Earned in the event Cumulative FCF as Percentage of Cumulative FCF Target does not fall directly on one of the percentages listed in the above chart. The Cumulative FCF will be determined as set forth in Section 3(b) below.
     (b) Calculation of Cumulative FCF.
(i)	The Company’s Cumulative FCF means the sum of the Company’s FCF for each of the three fiscal years included in the Performance Period.

(ii)	FCF means operating cash flow less cash interest payments, net cash tax payments and distributions to non-controlling interest partners, excluding the impact of acquisitions and divestitures.

4. Form and Timing of Payments Under Award.
     (a) The payment of amounts earned as calculated pursuant to Sections 1, 2 and 3 of this Award shall be paid to you no later than two and one-half months after the end of the Performance Period. Payment of such amounts shall be made subject to the following:
(i)	You shall have no right with respect any payments or other amounts in respect of this Award until such payments of amounts are actually paid or otherwise delivered to you.

(ii)	If the Committee determines, in its sole discretion, that you at any time have willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its subsidiaries, you will forfeit any unpaid Award.
     (b) Amounts earned as calculated pursuant to Sections 1, 2 and 3 of this Award may be paid out to you in shares of Common Stock based on the Fair Market Value at the time of payment. However, pursuant to Section 5.7 of the Plan, the Committee has elected to settle this Award in cash rather than shares of Common Stock.
5. Committee Discretion to Amend Award. The Committee may amend or terminate this Award at any time in its sole discretion to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the Company’s performance for the Performance Period because the payout is too great. Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Committee may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Internal Revenue Code), and to the administrative regulations and rulings promulgated thereunder.
6. Retirement, Death and Total Disability. Notwithstanding anything to the contrary contained herein or in any written employment agreement you may have with the Company, if your employment by the Company and its Subsidiaries terminates on or before the end of the Performance Period (a) as a result of your death or Total Disability (as defined below), you will be entitled to a payment equal to 100% of the Total Target Value assigned to you under this Award, which amount shall be paid to you, in cash, within 60 days after the date of your death or termination for Total Disability, and (b) as a result of your Retirement (as defined below), you will be entitled to a payment equal to the payment that you would have earned under this Agreement had you continued to be employed by the Company and its Subsidiaries through the end of the Performance Period multiplied by a fraction, the numerator of which is your number of full months employment during the Performance Period prior to your Retirement and the denominator of which is the number of full months in the Performance Period, which amount shall be paid to you, in cash, at the time determined under Section 4. For purposes hereof, the term “Retirement” means termination of your employment with the Company and its Subsidiaries after the date on which you attain age 65 or the date on which you attain age 55 and complete 10 years of service with the Company and its Subsidiaries, and the term “Total Disability” means your permanent and total disability as determined under the rules and guidelines established by the Company in order to qualify for long-term disability coverage under the Company’s long-term disability plan in effect at the time of such determination.

7. Termination in Other Circumstances. Notwithstanding anything to the contrary contained herein (subject, however, to any applicable provisions of any written employment agreement you may have with the Company and the provisions hereof related thereto), if your employment with Tenneco Inc. and its Subsidiaries terminates on or before the end of the Performance Period other than as a result of your Retirement, death or Total Disability, you will forfeit this Award, unless the Committee determines otherwise.
8. Payment of Fair Market Value in Certain Cases. If you are entitled to receive payment for the fair market value of this Award pursuant to Article 6 of the Plan, that fair market value will be equal to the amount you would have received hereunder as if (1) your service had continued through the end of the Performance Period and (2) you had earned 100% of your Total Target Value.
9. Withholding Taxes. This Award and any payments hereunder are subject to withholding of all applicable taxes and this Award and any payments hereunder are conditioned on satisfaction of all applicable withholding obligations. The Company shall be entitled to withhold from any payment due hereunder (whether or not those amounts are then payable to you) an amount sufficient to satisfy any federal, state, local or other withholding taxes with respect to this Award.
10. Miscellaneous. As a condition of this Award, you are required to execute the acknowledgment at the bottom of the enclosed copy of this Award notice and return the acknowledged copy of this Award notice to the Human Resources Department of Tenneco Inc. not later than [DATE], [___]. By accepting this Award, you agree and acknowledge that you have received and read the copy of the Plan and that you accept this Award subject to the terms and conditions of the Plan. This Award is transferable only by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or by designation of beneficiary in the event of death (enclosed). This Award is subject to all the definitions, terms and conditions of the Plan, a copy of which is enclosed. To the extent any provision of this Award conflicts with applicable law, the Committee shall have the discretion to modify or amend this Award, or adopt additional terms and or conditions, as may be deemed necessary or advisable in order to comply with the local, state, federal or foreign laws and regulations of any jurisdiction. In the event of any discrepancy between the provisions of the Plan and this or any other communication regarding the Plan, the provisions of the Plan control. This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and you and your permitted transferees, on the other hand. The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give you the right to be retained in the employ or service of the Company or any of its Subsidiaries, nor any right or claim to any benefit under the Plan or the Award, unless such right or claim has specifically accrued under the terms of the Plan and the Award.
11. Special 409A Provisions. Notwithstanding any other provision of this Agreement or the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of your separation from service (within the meaning of section 409A of the Code), if you are a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following your separation from service, such payment shall be delayed until the first day of the seventh month following your separation from service. To the extent that any payments or benefits under this Award are subject to section 409A of the Code and are paid or provided on account of your termination of employment, the determination as to whether your have had a termination of employment (or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder.